EXHIBIT 10.36

EXECUTIVE EMPLOYMENT AGREEMENT — AMENDMENT NO. 1

JAMES G. GILBERTSON

AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT is made and entered into effective December 30, 2008, by and between Granite City Food & Brewery Ltd., a corporation duly organized and existing under the laws of the State of Minnesota, with a place of business at 5402 Parkdale Drive, Suite 101, St. Louis Park, Minnesota 55416 (hereinafter referred to as the “Company”), and James G. Gilbertson, a resident of the State of Minnesota (hereinafter referred to as “Executive”).

RECITAL

WHEREAS, the parties desire to amend certain portions of the Executive Employment Agreement dated November 29, 2007 (“Agreement”) between the Company and Executive to comply with the requirements of Code Section 409A and other desired changes.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter contained, the Agreement is hereby amended as follows:

1.             The second paragraph of Section 4.01 is hereby amended and restated to read as follows:

During the term of employment, in addition to payments of Base Salary set forth above, Executive shall be eligible to participate in any performance-based cash bonus or equity award plan for senior executives of the Company based upon achievement of individual and/or Company goals established with respect to each fiscal year by the Board or Committee after reasonable consultation with Executive.  Executive’s participation in bonus plans shall be within the discretion of the Company’s Board or Compensation Committee.  Subject to the terms of any such plan, Executive may be eligible to receive a bonus of up to fifty percent of his Base Salary.  Cash bonuses may be based upon performance of CFO duties under this Agreement and Company performance targets that are established by the Company’s Compensation Committee for the Company’s chief executive officer and chief operating officer.  Annual performance metrics that may be used by the Compensation Committee may include, but not be limited to, objective performance criteria such as revenue, IROP, G&A, opening expenses, operating weeks and EBITDA, as well as achievement of individual performance goals.  Any cash bonus will be pro-rated for any partial fiscal year in which Executive’s employment may terminate.  Cash bonuses will be paid within thirty (30) days of the Company’s receipt of its audited financial statements, but no later than the December 31st following the year in which the bonus is earned.

2.             Section 6.04 is hereby amended and restated to read as follows:

6.04  Executive may terminate his employment upon sixty (60) days prior written notice to the Company for “Good Reason.”  For purposes of this Agreement, “Good Reason” means any of the following actions taken by the Company without Cause:

(a)                                  the Company or any of its subsidiaries materially reduces Executive’s Base Salary or base rate of annual Compensation as in effect immediately prior to the Change of Control, or otherwise fails to provide Executive compensation and benefit plans, arrangements, policies and procedures which, taken as a whole, are materially less favorable to Executive than those, taken as a whole, provided by the Company or any of its subsidiaries to Executive immediately prior to the Change of Control;

(b)                                 without Executive’s express written consent, the Company or any of its subsidiaries significantly reduces Executive’s job authority and responsibility as the Company’s Chief Financial Officer, as conducted on the date preceding a Change of Control;

(c)                                  without Executive’s express written consent, the Company or any of its subsidiaries requires Executive to change the location of Executive’s job or office, so that Executive will be based at a location more than fifty (50) miles from the location of Executive’s job or office immediately prior to the Change of Control;

(d)                                 a successor company fails or refuses to assume the Company’s obligations under this Agreement; or

(e)                                  the Company or any successor company breaches any of the material provisions of this Agreement.

If Executive intends to terminate this Agreement for Good Reason: (i) he must give the Company written notice of the facts or events giving rise to Good Reason at least sixty (60) days prior to such termination, and such notice must be given within ninety (90) days following the facts or event alleged to give rise to Good Reason; and (ii) such grounds for Good Reason must continue and not be remedied for a period of thirty (30) days or more following the Company’s receipt of such notice.  The failure to give such notice shall be deemed a waiver of the right to terminate this Agreement for Good Reason based on such fact or event.

3.             Section 7.01 is hereby amended and restated to read as follows:

7.01  The Company, its successors or assigns, will pay Executive as severance pay a lump sum (the “Severance Payment”) amount equal to twelve (12) months of the Executive’s monthly Base Salary for full-time employment at the time of Executive’s termination:

(a)                                  if (i) there has been a Change of Control of the Company (as defined in Section 7.02), and (ii) Executive is an active and full-time employee at the time of the Change of Control, and (iii) within twelve (12) months following the date of the Change of Control, Executive’s employment is involuntarily terminated for any reason (including Good Reason (as definition Section 6.04)), other than for Cause or death or disability.  If prior to a Change of Control (a) Executive’s employment is involuntarily terminated by the Company without cause or (b) Executive terminates his employment for Good Reason, and such termination for Good Reason (x) occurred at the request of a person who indicated an intention, or taken steps reasonably calculated, to effect a Change of Control or (y) otherwise occurred in connection with, or in anticipation of, a Change of Control which actually occurs, then the termination of Executive’s employment shall be deemed to have occurred immediately following a Change of Control; or

(b)                                 the employment of Executive is terminated by the Company without Cause, or by the Executive for Good Reason; or

(c)                                  if (i) a Change in Control (as defined in Section 7.02) occurred prior to Executive commencing his employment with the Company, and (ii) at the time of the Change in Control Executive had accepted employment with the Company as indicated by his execution of this Agreement and as a result he was no longer employed by his previous employer, and (iii) the Company decided to not commence Executive’s employment as a result of the Change in Control.

Nothing in this Subsection 7.01 shall limit the authority of the Committee or Board to terminate Executive’s employment in accordance with Section 6.03.  Payment of the Severance Payment pursuant to Section 7.01, less customary withholdings, shall be made in one lump sum within thirty (30) days of the Executive’s termination or resignation; however, such payments will be delayed for six (6) months if the Executive terminates employment due to Section 6.04(d).  In addition, the Severance Payment shall be reduced by the amount of cash severance-type benefits to which Executive may be entitled pursuant to any other cash severance plan, agreement, policy or program of the Company or any of its subsidiaries; including any payment for post-employment restrictions, provided, however, that if the amount of cash severance benefits payable under such other severance plan, agreement, policy or program is greater than the

Severance Payment payable pursuant to this Agreement, Executive will be entitled to receive the amounts payable under such other plan, agreement, policy or program which exceeds the Severance Payment.  Without limiting other payments which would not constitute “cash severance-type benefits” hereunder, any cash settlement of stock options, accelerated vesting of stock options and retirement, pension and other similar benefits shall not constitute “cash severance-type benefits” for purposes of this Section 7.01.

4.             Section 7.02(b) is hereby amended and restated as follows:

(b)                                 individuals who, during any twelve (12) month period, who constitute the Board (the “Incumbent Board”), cease to constitute a majority of the Board.  Individuals nominated or whose nominations are approved by the Incumbent Board and subsequently elected shall be deemed for this purpose to be members of the Incumbent Board.

5.             All the rest and remainder of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF the following parties hereto have executed this Agreement effective the date and year first above written.

GRANITE CITY FOOD & BREWERY LTD.

By	/s/ Steve J. Wagenheim
Steven J. Wagenheim, Chief Executive Officer

EXECUTIVE

By	/s/ James G. Gilbertson
James G. Gilbertson